EXHIBIT 99.1


On December 14, 2001, the Registrant issued the following press release:


          "PYR ENERGY REPORTS FISCAL AUGUST 31, 2001 FINANCIAL RESULTS

     DENVER -- PYR Energy Corporation (AMEX:PYR) today announced audited financial results for its fiscal year ended August 31, 2001 ("2001"). For fiscal 2001, the Company recorded a ceiling test write down of $13,339,911. This non-cash accounting charge to reduce the carrying value of its oil and gas properties, significantly contributed to the net loss from operations of $13,142,291 or 59 cents ($.59) per common share compared with a net loss of $982,547 or .07 cents ($.07) per common share for the Company's fiscal year ended August 31, 2000 ("2000"). The Company previously recorded an impairment expense of $200,000 against its oil and gas properties during its fiscal year ended August 31, 2000.

     During the fiscal year ended August 31, 2001, the Company recorded $1,201,979 in revenues from the sale of oil and natural gas production. Net of lease operating expenses and taxes of $102,018, the Company reflected $1,099,961 in net revenues from oil and gas operations. The Company commenced its first production on February 6, 2001 from its East Lost Hills - ELH #1 well in the San Joaquin basin of California. The Company had recorded no revenues or lease operating expenses associated with oil and gas operations for its fiscal year ended August 31, 2000.

     Interest income was $442,117 and $165,411 for 2001 and 2000, respectively. The increase is attributable to the Company's receipt of proceeds from the sale of common stock in March of 2001. General and administrative expenses associated primarily with the Company's efforts to pursue its exploration projects totaled $1,306,635 for 2001 and $929,420 for 2000. This difference results primarily from increases in personnel, increases in salaries, and from a charge related to unrecoverable financing costs.

     At August 31, 2001, the Company had cash of $9,800,842, working capital of $8,785,861, total assets of $22,067,184, current liabilities of $2,263,368, and stockholders' equity of $19,803,816. There were 23,691,357 common shares outstanding at August 31, 2001.

OPERATIONAL HIGHLIGHTS:

PYR is participating in three wells currently drilling at East Lost Hills:

     The ELH #4 well is at a depth of 19,450 feet where 7" casing has been installed. Drilling operations are expected re-commence shortly to drill to the anticipated total depth of 20,500 feet. The well is currently in shale directly above the lower Temblor sands. This well was sidetracked in October and correlative analysis indicate that this sidetracked well bore is as much as 400 feet higher than the original ELH #4 well bore.

     The ELH #9 well is currently at a depth of approximately 17,600 feet, approximately 100 feet into the top of the Temblor formation. Preparations to run an intermediate string of casing to the current depth are underway. After installation of the casing, it is expected this well will continue to drill to the anticipated total depth of 21,000 feet.

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     PYR owns a 12.12% working interest in each of the ELH #4 and ELH #9 wells, both operated by Anadarko Petroleum Corporation.

     The third well currently drilling at East Lost Hills is the Aera Energy NWLH 1-22 well. This well continues to drill and has begun to enter zones of interest. PYR owns a 4.04% working interest in this well.

     An exploration well began drilling in the Pyramid Power prospect on November 22, 2001. This well, located in Section 9, T25S-R18E, Kings County, California and operated by Anadarko Petroleum Corporation, is designed to test the Temblor and the Point of Rocks formations to a total depth of approximately 18,500 feet. This well is expected to test a new prospect, not connected or directly related to the East Lost Hills project. PYR owns a 3.75% working interest in this prospect and will not be required to pay for any drilling or completion costs, as its interest in this initial test well is carried through the tanks. Currently, this well is drilling at an approximate depth of 8,600 feet.

     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. PYR's activities are focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of PYR Energy and does not necessarily include the views of any other person or entity. This release may not have been reviewed or approved by the operator and/ or participants in any of the projects discussed."